EX-99.28(p)(7)

KERNS CAPITAL MANAGEMENT, INC.

Code of Ethics

Amended February 26, 2018

Table of Contents

A.	Introduction	2
B.	Standard of Conduct and Compliance with Laws, Rules and Regulations	2
C.	Protection of Material Non Public Information	4
D.	Personal Securities Trading, Pre-Approval & Disclosure Requirements	4
E.	Compliance Certification	7
F.	Consequences for Failure to Comply and Reporting Certain Conduct	7
G.	Recordkeeping	8
H.	Annual Review of Code	8
I.	Political Contributions	8

A. Introduction

Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act") requires all investment advisors registered with the Securities and Exchange Commission ("SEC") to adopt codes of ethics that set forth standards of conduct and require compliance with federal securities laws. Kerns Capital Management, Inc. (“KCM” or “Adviser”) is an investment advisor registered with the SEC. To this end, KCM adopts this code of ethics ("Advisor Code"). This Advisor Code incorporates by reference the Kerns Capital Management, Inc. Compliance Manual ("Compliance Manual")*, which sets forth the standards of business conduct that are required of employees of, and individuals registered with, KCM.

This Advisor Code applies to all KCM employees and any individual registered with KCM as an Investment Advisor Representative ("IAR") as 'Supervised Persons' under the Advisers Act Rules. The Advisers Act defines "Supervised Person" to mean any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment advisor, or other person who provides investment advice on behalf of the investment advisor and is subject to the supervision and control of the investment advisor.

This Advisor Code is intended to reflect fiduciary principles that govern the conduct of KCM and its Supervised Persons in those situations where KCM acts as an investment advisor as defined under the Advisers Act in providing investment advice to clients (“clients” or "advisory clients"). As a fiduciary, the Adviser has a duty of care, loyalty, honesty, and good faith to its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with a client. Individuals subject to the Adviser’s code of ethics should conduct themselves at all times in a manner that avoids even the appearance of impropriety.

All Supervised Persons are responsible for, and have agreed as a requirement of their employment or registration as an IAR, to review, be familiar with, and comply with this Advisor Code and the Compliance Manual.

B. Standard of Conduct and Compliance with Laws, Rules and Regulations

All Supervised Persons must conduct themselves at all times in a manner consistent with the Adviser’s fiduciary duty to its clients. Additionally, all supervised persons must comply with applicable federal securities laws.

Confidentiality and Privacy. Clients entrust the Adviser with private financial information, and it is the Adviser’s responsibility to protect the confidentiality of that information to the maximum extent permitted by law. Accordingly, the Adviser will reveal no information about a client, including the fact that a client is a client of Adviser, unless the client consents or the Adviser is compelled to provide information through subpoena or other legal means. The Adviser will keep confidential all information received from a client and all advice provided to a client. The Adviser will provide each individual client with a copy of the Adviser’s privacy policy at the outset of the client’s engagement of the Adviser and annually each year thereafter. The Adviser will also provide a copy of its privacy policy to all individuals who provide the Adviser with personal, non-public financial information in connection with the individual’s considering becoming a client of the Adviser.

Communications with clients and others. All communications with clients, prospective clients, and others must be accurate, balanced, and not misleading in any way. The Adviser will communicate with its clients in plain English.

Prohibited conduct. In connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client, supervised persons may not:

1.	Defraud the client in any manner;
2.	Mislead the client, including by making a statement that omits material facts;
3.	Engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit on the client;
4.	Engage in any manipulative practice with respect to the client; or
5.	Engage in any manipulative practice with respect to securities, including price manipulation.

Conflicts of Interest. Conflicts of interest may arise where the Adviser or its supervised persons have reason to favor the interests of one client over another client (for example, larger accounts over smaller accounts or accounts of supervised persons’ close friends or relatives over other accounts). Supervised persons are prohibited from favoring one client over another in any manner that would constitute a breach of fiduciary duty.

Competing with client trades. Access persons may not use any knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Initial Public Offerings and Limited Offerings. Access persons must obtain CCO approval before the directly or indirectly acquire beneficial ownership in any security in an initial public offering or in a limited offering.

Gifts and Entertainment. A conflict of interest occurs when the personal interests of supervised persons interfere or could interfere with their responsibilities to the Adviser or its clients. The overriding principle governing the Adviser’s supervised persons’ conduct in this area is that supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client or other person feel beholden to the Adviser or any of its supervised persons.

1.	Gifts. No Supervised Person may receive any gift, service, or other thing of more than $250 value from any person or entity that does business with or on behalf of the Adviser. No supervised person may give or offer any gift of more than $250 value to existing clients, prospective clients, or any entity that does business with or on behalf of the Adviser without the chief compliance officer’s advance written approval.

2.	Cash. No Supervised Person may give or accept cash or cash equivalents (not including gift certificates purchased from a retail source) to or from any client, prospective client, or any entity that does business with or on behalf of the Adviser.

3.	Entertainment. No Supervised Person may provide or accept excessive entertainment to or from a client, prospective client, or any person or entity that does business with the Adviser. Supervised Persons may entertain clients, prospective clients, or other individuals who do business with the firm at meals or sporting events of reasonable value.

Referrals. The Adviser will not compensate any individual or firm for referring clients to the Adviser unless all of the following requirements have been met: (a) appropriate disclosures have been made in the Adviser’s Form ADV; (b) there is a written referral agreement between the Adviser and the referring party; (c) referred clients have received disclosure concerning the referral arrangements and have signed written a receipt acknowledging the disclosure; and (d) the referring party is appropriately registered, if required, with securities regulatory authorities.

Outside business activity. No Supervised Person may serve on the board of directors of any publicly traded company. All outside business affiliations of supervised persons (including but not limited to directorships of private companies, consulting engagements, and service on non-profit boards) must be approved by the Chief Compliance Officer and must be disclosed, if required, on the supervised person’s Form U-4. Outside business activity that interferes with a supervised person’s fiduciary duty to clients, such as an activity that requires substantial time during business hours, will not be approved.

Fiduciary appointments. Other than for family members, no supervised person may serve as an executor, trustee, attorney-in-fact or other fiduciary without the approval of the Chief Compliance Officer.

C. Protection of Material Non Public Information

Supervised Persons must review and comply with the “Material Non-Public Information” section of the Compliance Manual. It is unlawful to trade in any security on the basis of material nonpublic (or inside) information or to disclose such information to others who may profit from it. This applies to all types of securities, including equities, options, debt, and mutual funds. Please refer to “Exhibit 2 - Use of Material Non-Public Information” of the Compliance Manual for definitions of material nonpublic information, insider and insider trading.

D. Personal Securities Trading, Pre-Approval & Disclosure Requirements

Rule 204A-1 of the Advisers Act requires all "Access Persons" of an investment advisor registered with the SEC to report, and the investment advisor to review, their personal securities transactions and holdings periodically.

“Supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Firm, or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

The Advisers Act defines "Access Person" to mean any supervised person of an investment advisor who (1) has access to nonpublic information regarding any advisory clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund (i.e., any mutual fund advised by KCM), or (2) is involved in making securities recommendations to advisory clients in advisory accounts, or who has access to such recommendations that are nonpublic.

The “Material Non-Public Information” section of the Compliance Manual details employee securities account disclosure obligations and in-house requirements for all employees. In addition to the policies outlined in the chapter, KCM Access Persons are prohibited from using non-public information regarding portfolio holdings, model changes, or client transactions for their personal benefit. Specifically, Access Persons are prohibited from using advance knowledge to trade ahead of or otherwise benefit from such knowledge.

The Investment Advisor Chief Compliance Officer or designee maintains a list of each level of KCM Access Persons and will promptly notify any new Access Person of their responsibilities under the Advisor Code.

Access Person must disclose Holdings Reports and Transaction Reports for any account in which they have a direct or indirect “beneficial ownership”, and through which securities can be purchased, sold or held. For purposes of this section, Holdings and Transaction Reports also required of all persons related to the Access Person by blood or marriage who live in the Access Person’s household.

“Beneficial Ownership” includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security. For example, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power. If any Access Person has a question about whether he or she beneficially owns a security, he or she should consult the KCM’s Chief Compliance Officer.

“Reportable security” means any security defined in Section 202(a)(18) of the Act (generally, all securities of every kind and nature), except that it does not include:

(i)	Direct obligations of the Government of the United States;
(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements;
(iii)	Shares issued by money market funds;
(iv)	Shares issued by open-end funds other than reportable funds (as defined in Rule 204A-1(e)(9)); and
(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds (as defined in Rule 204A- 1(e)(9)). This exception is aimed at variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts. (Note: although not specifically excluded from the definition of reportable security, it is presumed the variable insurance products are included within this exception).

Access Persons are not required to separately submit Holdings Reports, Transaction Reports, trade confirms or statements for accounts held at Charles Schwab if those accounts are accessible to KCM via its Orion or other reporting software.

1. Pre-Trade Authorization.

All Access Persons shall request pre-trade authorization via email or in writing from the CCO under the subject “Personal Trade”. The CCO will request pre-trade authorization from a designated Access Person. The Access Person may not trade until authorization is obtained.

2. Holdings Reports

This report must be submitted to the Investment Advisor Chief Compliance Officer or designee:

•	no later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person; and
•	thereafter, no later than the end of the first calendar quarter every year.

The report must reflect current holdings, and at a minimum include:

1.	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each mutual fund and ETF;
2.	the name of any firm in which any mutual funds or ETFs are held; and
3.	the date the Access Person submits the report.

3. Transaction Reports (Account Statements)

This report must be submitted to the Investment Advisor Chief Compliance Officer or designee no later than 30 days after the end of each calendar quarter.

Monthly or quarterly account statements can be used to satisfy the Transaction Report disclosure requirements, provided the account statement(s) includes all transactions effected during the period and includes, at a minimum, all of the following:

•	the date of each transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each mutual fund and/or ETF involved;
•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	the price at which each mutual fund and ETF transaction was effected; and
•	the name of the firm through which the transaction was effected.

4. Review of Transactions

The Adviser’s Chief Compliance Officer (or designee) will review personal securities transactions and holdings of all access persons periodically, but no less than quarterly. An owner or designee of the Adviser, other than the Chief Compliance Officer, shall review the Chief Compliance Officer’s Transaction reports promptly.

5. Exceptions from reporting requirements. Access persons are not required to submit:

•	Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

•	A Transaction Report with respect to transactions effected pursuant to an automatic investment plan;

•	Holdings or Transaction Reports for accounts held at Charles Schwab, TDA or Interactive Brokers if those accounts are accessible to KCM via its Orion or other reporting software.

•	Mutual fund holdings with exception of any funds advised or sub-advised by the Firm, e.g., KCM Macro Trends Fund.

“Front-running” is prohibited. Trades for the firm and trades for employees of the firm may occur only simultaneously with or after trades are placed for clients in the same security.

Neither the Firm nor its employees may knowingly purchase securities from a client or sell securities to a client.

Compliance with this policy is a condition of employment with Adviser. Failure to comply with this policy may result in immediate employment termination.

E. Compliance Certification

Annual Certification of the Adviser Code. The Compliance Department will provide each Supervised Person with a copy of this Advisor Code and any material amendments, and all Supervised Persons are required to provide Compliance with a written acknowledgment of their receipt of the Advisor Code and any amendments.

Annual Certification Regarding Registration Matters. All Supervised Persons must annually certify in writing that they have reviewed the disciplinary questions in Item 11 of Part 1. A of the Adviser’s Form ADV and that, as to the supervised person, no amendment is required as to any item. Additionally, all individuals registered as investment adviser representatives of the Adviser must annually certify in writing that they have reviewed their Form U-4 currently on file on the IARD and that the responses to each item are accurate.

Quarterly Certification of Reports. All Access Persons must certify each quarter that they have disclosed all outside applicable investment accounts, and whether any transaction was executed in those accounts.

F. Consequences for Failure to Comply and Reporting Certain Conduct

A Supervised Person can be subject to discipline, up to and including termination of employment, if he or she violates this Advisor Code. Any Supervised Person who knows of, or reasonably believe there is, a violation of applicable laws or this Advisor Code, must report that information immediately to the Adviser’s

Chief Compliance Officer. Anyone who in good faith raises an issue regarding a possible violation of law, regulation or company policy or any suspected illegal or unethical behavior will be protected from retaliation. See Adviser’s Whistleblower Policy. If you have violated this Code, however, making a report will not protect you from the consequences of your actions. You can be subject to discipline up to and including termination of employment, or termination of your franchise agreement, if you violate this Code or fail to report violations that come to your attention. Adviser will provide each Supervised Person with a copy of this Advisor Code and any material amendments, and all Supervised Persons are required to provide Compliance with a written acknowledgment of their receipt of the Advisor Code and any amendments.

In addition, all Access Persons must certify each quarter that they have disclosed all outside applicable investment accounts, and whether any transaction was executed in those accounts.

G. Recordkeeping

Rule 204-2(a) (12) and (13) of the Advisers Act requires advisors to keep copies of all relevant material relating to the Advisor Code.

H. Annual Review of Code

The Chief Compliance Officer will review the adequacy of this Code and the effectiveness of its implementation at least annually.

I. Political Contributions

It is the policy of the Firm to avoid conflicts of interest or appearances of impropriety in connection with the provision of advisory services for compensation to any government client and to identify risk exposures for the Firm and its clients. (See Policy and corresponding Exhibit). Please Note: The rule governing Political Contributions (Rule 206(4)-5) is applicable to solicitors.